UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2009

First Midwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)
One Pierce Place, Suite 1500, Itasca, Illinois (Address of principal executive offices)		60143 (Zip Code)

(630) 875-7450
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

First Midwest Bancorp, Inc. (the "Company"), the holding company of Itasca-based First Midwest Bank ("First Midwest"), announced today that it expects to report a net loss between $25 million and $30 million, or $0.53 to $0.59 per diluted share for fourth quarter of 2008. For the full year, the Company expects net income to be in the range of $46 million to $51 million.

The Company's fourth quarter performance reflects significantly higher provision for loan losses, non-cash impairment charges related to certain investments, and a decline in the cash surrender value of bank owned life insurance ("BOLI") assets. These results are largely reflective of the extraordinary volatility in the securities markets experienced in fourth quarter 2008 and worsening general economic conditions. Tier 1 regulatory capital levels as of December 31, 2008 are expected to approximate 11.50%, some $250 million in excess of the minimum levels to be considered "well capitalized."

Michael L. Scudder, the Company's President and Chief Executive Officer commented, "We are very disappointed in the necessity of these actions and their impact on our 2008 performance. However, these are extremely difficult economic times with consumers and businesses falling under increasing strain. The severity of the times requires that we address the problems of the day head on, and our strong capital position and core operating performance provides us the ability to do so. By addressing these issues proactively, First Midwest is better positioned to meet the needs of our clients and communities as well as benefit from future recovery in the market place."

Below are certain estimates of management based upon information known to date:

Allowance For Loan Losses and Asset Quality

Loan loss provision for fourth quarter 2008 is expected to approximate $42 million, more than doubling net charge-offs of some $18 million and increasing the ratio of reserves to total loans to approximately 1.75%.

Nonaccrual loans at December 31, 2008 are expected to be approximately $130 million, up from $53 million at September 30, 2008 and representing approximately 2.25% of total loans outstanding. Loans past due 90 days and accruing interest are expected to approximate the total as of September 30, 2008. The comparative increase in nonaccrual loans is primarily due to continuing weakness in the Company's residential land and development portfolio.

Other-than-temporary Impairment Charges

Pursuant to current accounting standards, non-cash impairment charges totaling $35 million were recorded in fourth quarter 2008 based upon management's determination that certain securities were other than temporarily impaired. These charges largely reflect the illiquidity and credit concerns within the financial markets. Of the recorded impairment charges, approximately $25 million relates to three trust-preferred collateralized debt obligations ("CDOs") with an aggregate original value of $39 million.

The Company holds an additional $46 million of trust-preferred CDOs that management has deemed to be only temporarily impaired. An unrealized loss of approximately $18 million associated with these CDOs has been recorded, on an after-tax basis, through shareholders' equity as a component of other comprehensive income.

The remaining $10 million of impairment charges relates to two whole loan mortgage backed securities with a combined par value of $16 million, and a single Sallie Mae debt issuance with a par value of $10 million.

Bank Owned Life Insurance

At December 31, 2008, the cash surrender value of BOLI assets totaled $200 million, down approximately $10 million from September 30, 2008. The decline stemmed from fourth quarter losses in certain underlying investment funds and Company actions taken to reposition the funds in shorter duration assets to mitigate future reinvestment risk.

Capital Levels

First Midwest expects that its Tier 1 Capital ratio will be approximately 11.50% and Total Risk-based Capital ratio will be approximately 14.50% as of December 31, 2008, well in excess of amounts to be considered well capitalized under applicable regulatory standards.

The Company's ratio of tangible common equity to tangible assets is expected to approximate 5.25% as compared to 5.44% at September 30, 2008. The decline reflects the expected after-tax impact of higher loan loss provisions, non-cash security impairment charges, and lower BOLI cash surrender values, as previously described, offset by appreciation in the unrealized value of the Company's securities portfolio.

As of December 31, 2008, the carrying value of the Company's securities portfolio was $2.2 billion reflecting an unrealized loss of $4 million, an improvement of $70 million as compared to September 30, 2008. This improvement stems largely from a $65 million appreciation in the value of the Company's $2.1 billion portfolio of fixed income municipal and government-sponsored mortgaged backed securities.

Earnings Teleconference

First Midwest will hold a conference call to announce its results of operations for the 4th quarter of 2008 and year ended December 31, 2008, on January 28, 2009 at 10:00am eastern standard time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date: January 22, 2009	/s/ CYNTHIA A. LANCE
Cynthia A. Lance Executive Vice President and Corporate Secretary

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